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                            Exhibit 99
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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: Richard C. Emery
2605 WESTERN AVE.                       President & CEO
SEATTLE, WA 98121                       USBN (509) 467-6949
(206) 448-1996                          Wes Colley,
President & Chairman
NEWS RELEASE                            Bank of the West
(509)527-3800
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UNITED SECURITY BANCORPORATION TO ACQUIRE BANK OF THE WEST:
BANK HAS FOUR BRANCHES WITH $104 MILLION ASSETS IN SOUTHEAST
WASHINGTON
  Spokane, WA-November 11, 1998-United Security Bancorporation (NASDAQ: USBN) today announced it has reached a definitive agreement to acquire Bancwest Financial Corporation, the holding company for Bank of the West, for
1.85 million shares of USBN stock valued at approximately $33.3 million. The acquisition is expected to be completed during the first quarter of 1999, subject to approval by regulatory agencies and shareholders of both companies.
USBN expects the acquisition to be accretive to earnings in 1999.
  Bank of the West has its headquarters and two bank branches in Walla Walla. Full service bank branches also are located in the communities of Waitsburg and Dayton, east of Walla Walla in southeastern Washington. Bank of the West had approximately $104.3 million in total assets, $90.2 million in deposits, and $71.2 million in loans at September 30, 1998. United Security Bancorporation had total assets of $404.7 million, total deposits of $354.8 million, and loans of $285.0 million at September 30, 1998.
  Bank of the West will retain its own name, staff, and Board of Directors. It will join USBN's existing family of community banks--United Security Bank, Home Security Bank, Bank of Pullman, and Grant National Bank--as its fifth independent banking subsidiary. Three Bank of the West board members will join USBN's Board of Directors. With this acquisition, USBN will have a total of 31 community bank offices.
  Based on an assumed market price for USBN common stock of $18.00, Bancwest Financial shareholders will receive approximately 4.7 shares of United Security Bancorporation common stock for each fully diluted share of Bancwest common stock they own. Total consideration paid will be approximately $33.3 million--or about 2.8 times Bancwest's shareholder equity at September 30, 1998. Bancwest's 393,300 outstanding shares (including options) are closely held and do not trade on any exchange. The acquisition will be tax free to shareholders and treated as a pooling of interests transaction for accounting purposes.
  "By every measure, Bank of the West exceeds the performance of its peers," noted Richard C. Emery, President and Chief Executive Officer of United Security Bancorporation. "It is a very profitable and high-quality organization, with an operating culture very much like ours. We're very excited about this combination.
  Bank of the West's return on average assets exceeded 2.00% for the past three calendar years and its return on average equity ranged from 18-25% during 1993-1997. The net interest margin for 1997 and the first nine months of 1998 was 5.87%. Over the past five years, net loan losses have averaged just 0.15% of total loans outstanding per year.
For the first nine months of 1998, Bank of the West's return on assets was 2.20% and its return on equity was 20.75%.
The tangible equity to assets ratio was 11.4% and the efficiency ratio was 48.8%.
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  "With four full-service branches, Bank of the West has
extensive coverage of the Walla Walla market and its nearby communities. Following completion of this merger, we will combine the staff of our existing Home Security Bank branch in Walla Walla with Bank of the West's branch there; there will be no related layoffs and we believe our customers will be better and more efficiently served through the combined full-service branch," Emery said. USBN acquired its Walla Walla branch when it purchased a package of five central Washington Wells Fargo Bank branches in 1997.
  "Combining with United Security is very positive for our customers and the continued dynamic performance of Bank of the West," noted Wes Colley, President and Chairman of Bancwest Financial Corporation. "Our Board sought a combination that would provide maximum investment liquidity for our current shareholders while maintaining the high quality service Bank of the West provides. USBN's record of retaining the local names, staff, boards and customer service of its bank subsidiaries was instrumental in our decision to join them.
  "Our senior management team has more than 120 years of service at Bank of the West and is well known for its dedication to the community, its banking prowess, and skills. We pride ourselves on having a friendly, helpful employee group who have continuously served the bank and its communities," Colley added.
  Walla Walla is the commercial hub of southeastern Washington state, located near both Idaho and Oregon. Its strengths include: a stable employment base, proximity to the Columbia and Snake Rivers, a thriving and broad-based agricultural industry, relatively low property costs, and office and commercial space that it readily available and competitively priced.
  Bank of the West's diversified loan mix includes approximately 31.4% agricultural loans, 39.0% commercial loans, 11.0% consumer loans, and 18.6% in one-to-four family residential mortgage loans.
  United Security Bancorporation is a multi-bank holding company. Its four banking subsidiaries include United Security Bank (based in Spokane), Home Security Bank (based in the Yakima Valley), Bank of Pullman (based in Pullman, near the Idaho border), and Grant National Bank (based in Ephrata). The Bancorporation currently has 27 branch offices 26 in Central and Eastern Washington and one in Idaho. USBN also owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company. USBN closed at $16.56 in trading yesterday, November 10, on NASDAQ's National Market system.

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